Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 1, 2020, with respect to the consolidated financial statements of GTCR-Ultra Holdings II, LLC included in the Registration Statement (Form S-1) and related Prospectus of Paya Holdings Inc. for the registration of 120,074,084 shares of its common stock and 465,000 warrants to purchase its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

November 6, 2020